Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is between WikiLoan, Inc., a Delaware corporation having its principal office located at 1093 Broxton Avenue Suite  210 Los Angeles, CA 90024 (hereinafter referred to as “COMPANY”); and Karolus Maximus Kapital S.A. located at 16 rue de Nassau, L-2213 Luxembourg (hereinafter referred to as the “Consultant”) on this 2nd  day of September 2011.

WHEREAS, the Consultant is in the business of assisting public companies in financial advisory, strategic business planning, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Consultant may, during the period of time covered by this Agreement, present to the Company one or more plans of public and investor relations to utilize other business entities to achieve the Company’s goals of making the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 (hereinafter “the Act”) or the Securities and Exchange Act of 1934 (hereinafter “the Exchange Act”), underwriting, banking, is not an insurance Company, nor does it offer services to the Company which may require regulation under federal or state securities laws; and

WHEREAS, the Company trades on the Over the Counter Bulletin Board under the symbol WKLI and the closing bid on September 1, 2011 was $0.135; and

WHEREAS, the Company has 150,000,000 shares of common stock authorized, $0.001 par value per share, of which 53,425,000 shares are issued and outstanding; and

WHEREAS, the Company’s transfer agent is Standard Registrar and Transfer Co., Inc.

12528 South 1840 E., Draper, UT 84020; and

WHEREAS, the parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Duties and Involvement.

The Company hereby engages Consultant to provide one or more plans, and for coordination in executing the agreed-upon plan, for using various investor and public relations services as agreed by both parties.  The plan may include, but not by way of limitation, the following services: consulting with the Company’s management concerning marketing surveys, investor accreditation, availability to expand investor base, investor support, strategic business planning, broker relations, conducting due diligence meetings, attendance at conventions and trade shows, assistance in the preparation and dissemination of press releases and stockholder communications, consulting of mergers with companies, review and assistance in updating a business plan, review and advise on the capital structure for the Company, propose legal counsel, assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues.  In addition, these services may include preparation of a corporate profile and fact sheets, personal consultant services, financial analyst and newsletter writer campaigns, conferences, seminars and national tour, including, but not by way of limitation, due diligence meetings, investor conferences and institutional conferences, printed media advertising design, newsletter preparation, broker solicitation campaigns, electronic public relations campaigns, direct mail campaigns, placement in investment publications and press releases.  Consultant may subcontract electronic public relations campaigns and other dissemination of information about the Company as needed, to increase exposure to the investment community. Charles Bingham of Wall Street PR, Inc. shall function as the principal contact and relationship manager pursuant to this Agreement.  This Agreement is limited to the United States. No information shall be disseminated by the Consultant or its subcontractors without the Company’s approval.

2.           Relationship Among the Parties.

Consultant acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action.  The Company represents the Consultant does not, through stock ownership or otherwise, have the power either (i) to control the Company, or to exercise any dominating influences over its management.

Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company.  The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

3.           Effective Date, Term and Termination.

Company and Consultant anticipate that Consultant will commence significant duties pursuant to Section 1 of this Agreement on September 2, 2011, although formal approval of this Agreement by Company’s Board of Directors will not be obtained by that date. Formal approval will however be obtained no later than September 15, 2011.  Nevertheless, upon approval of this Agreement by Company’s Board of Directors and execution of this Agreement by the Company, Company and Consultant agree that this Agreement will be given retroactive effect beginning September 2, 2011 and therefore, once executed, this Agreement shall be deemed to have commenced on September 2, 2011, (the “Effective Date”) and shall continue until March 2, 2012 (the “Expiration Date”), unless earlier terminated (the “Initial Term”).  This Agreement may be terminated prior to the Expiration Date of the Initial Term or of any Renewal Term (as defined in Section 4 below) at the election of Company at any time upon written notice to Consultant, provided that such early termination shall not affect the amount of compensation paid by Company to Consultant, and Consultant shall not be required to return or refund any of the compensation previously paid, absent a material breach of this Agreement by Consultant.

4.           Option to Renew and Extend.

In the event that there has been no material capital change in the amount of stock of the Company, no change in control of the Company, and the Company is not insolvent or in bankruptcy, then Company may renew this Agreement for up to two additional term(s) of six months or less (each, a “Renewal Term”) on the same terms and conditions set forth in this Agreement by providing written notice to Consultant at any time prior to the initial Expiration Date. The Effective date of a Renewal Term shall be the Expiration Date of the prior term, and the Expiration Date of the Renewal Term shall be the date six months after the Effective Date of the Renewal Term, or if Company has indicated a term of less than six months in its written notice of renewal, on the last day of such period.

5.           Compensation and Payment of Expenses.

(a)    As the amount of compensation payable with respect to services to be delivered from the Effective Date to the Expiration Date of the Initial Term or any Renewal Term, Company shall transfer and pay to Consultant two million (2,000,000) shares of restricted stock. These shares shall constitute the total and complete consideration for the services to be provided by the Consultant to the Company during the Initial Term. These shares shall be non-refundable as the Consultant is forced to block off significant amounts of time and refuse other potential clients upon execution of this Agreement. The Shares will be issued and they shall contain a Rule 144 restriction (if necessary pursuant to Rule 144) and shall be delivered to the Consultant within ten (10) business days after the date of execution of this Agreement, or the Effective Date for any extension or renewal term..

(b)   In the event that the Company extends this Agreement for a Renewal Term of less than a six months, compensation for the Renewal Term shall be computed by applying the formula under Section 5(a) above and then by multiplying the result obtained under Section 5(a) by a fraction, the numerator of which shall be the number of days in the Renewal Term and the denominator of which will be 365.

6.   Consultant’s Representations.
6.A Purchase Entirely for Own Account. This Agreement is made in reliance upon Consultant's representation to Company, which by Consultant's execution of this Agreement, Consultant hereby confirms, that the Company's Common Stock are being acquired for investment purposes for the Consultant's own account and not with a view for resale or distribution of any part thereof except in accordance with applicable federal and state securities laws.

6.B Receipt of information. Consultant has received all information set forth and referenced to in Company’s press releases and business plan. Furthermore, Consultant has received all information necessary for it to make an informed investment decision.

6.C Investment Experience. Consultant represents that it is experienced in evaluating and investing in restricted securities and in companies similar to Company and acknowledges that it can fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment. Consultant further represents that it has not been organized solely for the purchase of the Company’s Common Stock.

6.D Accredited Investor. Consultant represents that it is an "accredited investor" as that term is defined in SEC rule 501(a) of Regulation D, 17 C.F.R.501(a).

6.E Restricted Securities. Consultant understands that the Company's Common Stock issued hereunder may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company's Common Stock, or an available exemption from registration under the Securities Act, the Common Stock must be held indefinitely. In particular, Consultant is aware that the Common Stock may not be sold under Rule 144 unless of all of the conditions of that rule have been met.

6.F. Legends. To the extent applicable, each certificate or other document evidencing the Company's Common Stock shall be endorsed with a restrictive legend.

7.           Services Not Exclusive.

Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder.  The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement.  Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

8.           Disclosure of Relationship.

The Consultant agrees that it will disclose in a manner consistent with applicable laws, rules and regulations that it is providing the services set forth above in this Agreement and in exchange for the Common Stock of the Company. Specifically the Consultant agrees to abide by Section 17(b) of the 1933 Act which provides that it is unlawful for any person: "to publish, give publicity to, or to circulate any notice, circular, or advertisement, newspaper article, letter, investment service, or communication which, though not purporting to offer a security for sale, describes such security for a consideration received or to be received, directly or indirectly, from an issuer, underwriter or dealer, without fully disclosing receipt, whether past or prospective, of such compensation and the amount thereof."

9.           Confidentiality.

Consultant acknowledges that it may have access to confidential information regarding the Company and its business.  Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not by way of limitation, the products of the Company, whether in the concept or development stage, or being marketed by the Company on the effective date of this Agreement or during the term hereof.

10.           Covenant Not to Compete.

During the term of this Agreement, Consultant warrants, represents and agrees that it will not directly participate in the information developed for and by the Company, and will not compete directly with the Company in the Company’s primary industry or related fields.

11.           Indemnification.

Company agrees to indemnify and hold harmless the Consultant and its respective agents and employees, against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus, the prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and will reimburse the Consultant, or any such other person, for any legal or other expenses reasonably incurred by the Consultant, or any such other person, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or proceeding.

12.           Investment Representation.

(a)           The Company represents and warrants that it has provided Consultant with access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects.  The Company represents that it has provided to Consultant with all copies of the Company’s financials, merger documents, press releases for the prior twelve (12) months, if any, (the “Disclosure Documents”) made under the rules and regulations promulgated under the Act, as amended, or the Exchange Act, as amended including but not limited to its 15(c)2-11 filing and all other documents relating to its trading on the Over the Counter Electronic Pink Sheets.  Consultant acknowledges that the acquisition of the securities to be issued to Consultant involves a high degree of risk.  Consultant represents that it and its advisors have been afforded the opportunity to discuss the Company with its management.  The Company represents that it has and will continue to provide Consultant with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents, and will promptly notify Consultant upon the filing of any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act.  This information will include DTC sheets, which shall be provided to Consultant no less than every two (2) weeks.  The Company hereby represents that it does not currently have any of its securities in registration. In addition, the Consultant shall be entitled to directly receive Shareholder Lists, Shareholder Transfer Requests and any other corporate information held by the Company’s transfer agent upon its written request.

(b)           Consultant represents that neither it nor it’s officers, directors, or employees are not subject to any disciplinary action by either the National Association of Securities Dealers or the Securities and Exchange Commission by virtue of any violation of their rules and regulations and that to the best of its knowledge, neither is its affiliates nor subcontractors subject to any such disciplinary action.

(c)           If required by the United States law or regulation, Consultant will take necessary steps to prepare and file any necessary forms to comply with the transfer of the Shares from Company to Consultant, including, if required, form 13(d).

13.     Registration of Securities and Liquidated Damages and Injunctive Relief.

The Company hereby acknowledges that time is of the essence with respect to possible sale of the shares of Common Stock and the shares underlying the Warrant.  Subject to volume restrictions of Rule 144, in the event that Consultant is permitted to sell the Shares under the provisions of Rule 144 and other applicable law, if Company does not cause its counsel to provide a favorable opinion permitting transfer of the Shares within five (5) days after written demand made at least one year after the issuance date, fail to comply with the terms and conditions regarding restriction on “free-trading” issuances pursuant to Paragraph 5(f) herein or at any time during the term of this agreement plus one year fail to timely file its required quarterly and annual reports or otherwise publish current public information as defined in Rule 144, or fails to restrict the transfer set forth in paragraph 5(h) the Company agrees that the Consultant shall be entitled to affirmative injunctive relief to lift the restrictive legends from the shares and/or issue shares without restrictive legend and injunctive relief restricting any officer or director of the Company from selling their shares and liquidated damages.  Furthermore, if any portion of this contract conflicts with the provisions of Rule 144, whereby the shares would not be eligible for resale that portion shall be struck at the Consultant’s request.

Consultant represents that the common stock will be a suitable investment for Consultant, taking into consideration the restrictions on transferability affecting the common stock.

14.           Restriction on Internet Trading.

That certain OTC Companies have recently encountered restrictions on the trading of their stock on E*Trade, Ameritrade and Scottrade (“Internet Brokerage Firms”). After increases in the companies share volume (whether based upon news or IR efforts), the Internet Brokerage Firms have restricted trading in these companies whereby when a potential shareholder attempts to buy shares online the Internet Brokerage Firms refuses to take the order online and a message stating that internet trading is not allowed in these securities appears.

The Consultant will contact these firms prior to any IR efforts, however to date the Internet Brokerage Firms have restricted trading on an arbitrary basis. If any of the Internet Brokerage Firms restrict internet trading the Consultant will temporarily cease all IR efforts and the Company will take any and all necessary steps to ensure that the internet trading restrictions are lifted. The parties acknowledge that the internet trading restrictions are a current risk to any IR efforts and that if the Internet Brokerage Firms restrict buying of the companies shares it will have an adverse effect on the IR efforts and share price. Both parties assume that risk and the Company acknowledges that the Consultant’s fees will be fully due and owing without regard to the effects of said restrictions.

15.           Miscellaneous Provisions

(a) Time.  Time is of the essence of this Agreement.

(b)           Presumption.  This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c)           Computation of Time.  In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

(d)           Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(e)           Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

(f)           Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(g)           Good Faith, Cooperation and Due Diligence.  The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement.  All promises and covenants are mutual and dependent.

(h)           If any provision of this Agreement, or the application of such provision to any person or circumstance, becomes or is found to be illegal, shall be held invalid, or unenforceable for any reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

 (i)           Assignment.  This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.

 (k)           Notices.  All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified.  Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days’ written notice, to the other party.

(l)           Governing Law and Venue.  The Agreement shall be construed by and enforced in accordance with the laws of the State of Texas and venue shall rest solely in the state and federal courts in Houston Texas.

(m)           Entire Agreement.  This Agreement contains the entire understanding and agreement among the parties.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This Agreement may be amended only in writing signed by all parties.

(n)           Waiver.  A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(o)           Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  In the event that the document is signed by one party and faxed to another, the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

(p)           Successors.  The provisions of this Agreement shall be binding upon all parties, their successors and assigns; provided that this Agreement may not be assigned by either Company or Consultant without the express written consent of the other.

(q)           Counsel.  The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

THIS PORTION OF THE PAGE HAS BEEN INTENTIONALLY BEEN LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

CONSULTANT:
Karolus Maximus Kapital S.A.

By:	/s/ Ben Hansel
Ben Hansel
President

Date:	9/2/11

COMPANY:
WikiLoan Inc.

By:	/s/ Edward C. DeFeudis
Edward C. DeFeudis, President

Date:	9/2/11